                 PLEASE READ THIS CERTIFICATE CAREFULLY

ANNUITY BENEFIT PAYMENTS AND OTHER VALUES PROVIDED BY THIS CERTIFICATE, WHEN BASED ON THE INVESTMENT PERFORMANCE OF THE VARIABLE ACCOUNT, MAY INCREASE OR DECREASE AND ARE NOT GUARANTEED AS TO FIXED DOLLAR AMOUNT. PLEASE REFER TO THE VALUE OF THE VARIABLE ACCOUNT SECTION FOR ADDITIONAL INFORMATION.

VALUES REMOVED FROM A GUARANTEE PERIOD ACCOUNT PRIOR TO THE END OF ITS GUARANTEE PERIOD MAY BE SUBJECT TO A MARKET VALUE ADJUSTMENT THAT MAY INCREASE OR DECREASE THE VALUES. A NEGATIVE MARKET VALUE ADJUSTMENT WILL NEVER BE APPLIED TO THE DEATH BENEFIT. A POSITIVE MARKET VALUE ADJUSTMENT, IF APPLICABLE, WILL BE ADDED TO THE DEATH BENEFIT WHEN THE BENEFIT PAID IS THE CERTIFICATE'S ACCUMULATED VALUE. PLEASE REFER TO THE MARKET VALUE ADJUSTMENT SECTION FOR ADDITIONAL INFORMATION.

                         RIGHT TO EXAMINE CERTIFICATE

The Owner may cancel this certificate by returning it to the Company or one of its authorized representatives within ten days after receipt. If returned, the Company will refund the gross payments.

FIRST ALLMERICA FINANCIAL LIFE INSURANCE COMPANY
Home Office:            Worcester, Massachusetts
Principal Office:    440 Lincoln Street, Worcester, Massachusetts  01653

This certificate is a legal contract between First Allmerica Financial Life Insurance Company (the Company) and the Owner and is issued in consideration of the initial payment shown on the Specifications page. Additional payments are
permitted.   Payments may be allocated to Variable Sub-Accounts, the Fixed
Account or Guarantee Period Accounts. While this certificate is in effect, the Company agrees to pay annuity benefits beginning on the Annuity Date or to pay a death benefit to the Beneficiary if an Owner dies prior to the Annuity Date.

/s/ John F. O'Brien                        /s/ Abigail M. Armstrong
    ---------------                            --------------------
    President                                  Secretary

                 FLEXIBLE PAYMENT DEFERRED VARIABLE AND FIXED ANNUITY
                               NON-PARTICIPATING

                              TABLE OF CONTENTS

SPECIFICATIONS...............................................................  3

DEFINITIONS..................................................................  5

OWNER, ANNUITANT AND BENEFICIARY.............................................  7

PAYMENTS.....................................................................  8

VALUES.......................................................................  8

TRANSFERS.................................................................... 10

WITHDRAWAL AND SURRENDER..................................................... 11

DEATH BENEFIT................................................................ 12

ANNUITY BENEFIT.............................................................. 13

ANNUITY OPTION TABLES........................................................ 16

GENERAL PROVISIONS........................................................... 19

                                SPECIFICATIONS

Certificate Type:                    [NQ]       Certificate Number:             [PQ00600000]
Issue Date:                          [  ]       Annuity Date:                   [xx/xx/xx]

Owner:                               [  ]       Owner Date of Birth:            [xx/xx/xx]
Joint Owner:                         [  ]       Joint Owner Date of Birth:      [xx/xx/xx]

Annuitant:                           [  ]       Annuitant Date of Birth:        [xx/xx/xx]
Joint Annuitant:                     [  ]       Joint Annuitant Date of Birth:  [xx/xx/xx]

Annuitant Sex:                       [  ]       Primary Beneficiary:            [  ]
Joint Annuitant Sex:                 [  ]       Contingent Beneficiary:         [  ]

Minimum Fixed Account Guaranteed Interest Rate:  3%   Minimum Additional Payment:      $100.00

Minimum Guarantee Period Account Interest Rate:  3%   Minimum Guarantee Period         $1,000.00
                                                      Account Allocation Amount:

Minimum Withdrawal Amount:                  $100.00   Minimum Annuity Benefit Payment: $20.00

Maximum Alternative Annuity Date:        [xx/xx/xx]

Certificate Fee:                     $35, if the Accumulated Value is less than $75,000.00; otherwise $0

Sub-Account Charges:

Mortality and Expense Risk Charge:   1.25% on an annual basis of the daily value of the Sub-Account assets.

Administrative Charge:                .15% on an annual basis of the daily value of the Sub-Account assets.

With combined annual Sub-Account charges of 1.40%, the smallest rate of investment return required to ensure that the dollar amount of variable annuity payments does not decrease is 4.90% for variable annuity options based on an annual rate of 3 1/2%.

[Enhanced Death Benefit Rider        [.25%]
Annual Percentage Rate Charge:]

Principal Office:                     440 Lincoln Street, Worcester, Massachusetts 01653 [1-800-688-9915]

Owner: [ ]                                      Certificate Number: [PQ0000000]

Joint Owner: [ ]

Initial Net Payment:    $25,000.00

Initial Net Payment Allocation:

      Variable Sub-Accounts:
      ----------------------

      [Emerging Markets
      International Growth
      Capital Growth
      Growth Shares
      Europe
      Real Estate Growth
      Growth and Income
      Equity-Income
      Balanced
      Swiss Franc Bond
      America Income
      Money Market]

      [You may invest in up to 17 Variable Sub-Accounts over the life of the certificate.]

      Fixed Account
      -------------

      Initial Interest Rate:

              Guarantee Period Accounts
              -------------------------

                                      Guaranteed
              Guarantee               Interest               Expiration
              Period                  Rate                   Date
              ------                  ----                   ----

              [2 years
               3 years
               4 years
               5 years
               6 years
               7 years
               8 years
               9 years
               10 years]
____
100%                                   TOTAL

                             DEFINITIONS

ACCUMULATED VALUE            The aggregate value of all accounts in this
                             certificate before the Annuity Date. As long as the Accumulated Value is greater than zero, the certificate will stay in effect.

ACCUMULATION UNIT            A measure used to calculate the value of a
                             Sub-Account before annuity benefit payments begin.

ANNUITANT                    At issue, the person whose age is used to
                             determine the Annuity Date. On and after the Annuity Date, the person upon whose continuation of life annuity benefit payments involving life contingency depend. Joint
                             Annuitants are permitted and unless otherwise indicated, any reference to Annuitant shall include joint Annuitants.

ANNUITY DATE                 The date annuity benefit payments begin.  The
                             Annuity Date is based upon the age of the Owner. The Annuity Date is shown on the Specifications page. The Annuity Date can be changed to the Maximum Alternative Annuity Date
                             (see Specifications Page), which is the first of the month prior to the Owner's 90th Birthday.

ANNUITY UNIT                 A measure used to calculate annuity benefit
                             payments under a variable annuity option.

BENEFICIARY                  The person, persons or entity entitled to the
                             annuity benefit prior to the Annuity Date or any annuity benefit payments upon the death of an Owner who is not also an Annuitant on or after the Annuity Date.

CERTIFICATE YEAR             A one-year period based on the date of issue or
                             an anniversary thereof.

COMPANY                      First Allmerica Financial Life Insurance Company.

FIXED ACCOUNT                The part of the Company's General Account to
                             which all or a portion of a payment or transfer may be allocated.

FUND Each separate investment company, investment series or portfolio eligible for investment by a Sub-Account of the Variable Account.

GENERAL ACCOUNT              All assets of the Company that are not allocated
                             to a Separate Account.

GROUP ANNUITY CONTRACT       The Company's Group Annuity Contract No. 3027
                             owned by the First Allmerica Financial Life
                             Insurance Company Group Annuity Trust.

GUARANTEE PERIOD             The number of years that a Guaranteed Interest
                             Rate may be credited to a Guarantee Period
                             Account. The Guarantee Period may range from two to ten years.

GUARANTEE PERIOD ACCOUNT     An account which corresponds to a Guaranteed
                             Interest Rate for a specified Guarantee Period and is supported by assets in a Separate
                             Account.

GUARANTEED INTEREST RATE     The annual effective rate of interest after
                             daily compounding credited to a Guarantee
                             Period Account.

MARKET VALUE ADJUSTMENT      A positive or negative adjustment to earnings in
                             a Guarantee Period Account assessed if any portion of a Guarantee Period Account is withdrawn or transferred prior to the end of its Guarantee Period.

OWNER The person, persons or entity entitled to exercise the rights and privileges under this certificate. Joint Owners are permitted if one of the two is an Annuitant and unless otherwise indicated, any reference to Owner shall include joint Owners.

PRINCIPAL OFFICE             The Company's office at 440 Lincoln Street,
                             Worcester, Massachusetts 01653.

PRO RATA How a payment or withdrawal may be allocated among the accounts. A Pro Rata allocation or withdrawal will be made in the same proportion that the value of each account bears to the Accumulated Value.

SEPARATE ACCOUNT             A segregated account established by the Company.
                             The assets in a Separate Account are not commingled with the Company's general assets and obligations. The assets of a Separate
                             Account are not subject to claims arising out of any other business the Company may conduct.

SUB-ACCOUNT                  A Variable Account subdivision that invests
                             exclusively in shares of a corresponding Fund.

SURRENDER VALUE              The amount payable to the Owner on full
                             surrender after application of any Market Value
                             Adjustment and certificate fee.

VALUATION DATE               A day the values of all units are determined.
                             Valuation Dates occur on each day the New York
                             Stock Exchange is open for trading, or such other dates when there is sufficient trading in a Fund's portfolio securities so that the current unit value may be materially affected.

VALUATION PERIOD             The interval between two consecutive Valuation
                             Dates.

VARIABLE ACCOUNT             The Company's Separate Account, consisting of
                             Sub-Accounts that invest in the underlying
                             Funds.

WRITTEN REQUEST              A request or notice in writing satisfactory to
OR WRITTEN NOTICE            the Company and filed at the Principal Office.

                             OWNER, ANNUITANT AND BENEFICIARY

OWNER When the certificate is issued, the Owner will be as shown on the Specifications page. The Owner may be changed in accordance with the terms of this certificate. Upon the death of an Owner prior to the Annuity Date, a death benefit is paid. The Annuity Date is based upon the age of the Owner.

                             The Owner may exercise all rights and options granted in this certificate or by the Company, subject to the consent of any irrevocable Beneficiary. Where the certificate is owned jointly, the consent of both is required in order to exercise any ownership rights.

ASSIGNMENT                   Prior to the Annuity Date and prior to the death
                             of an Owner, the Owner may be changed at any time. Only the Owner may assign this certificate. An absolute assignment will transfer ownership to the assignee. This certificate may also be collaterally assigned as security. The limitations on ownership rights while the collateral assignment is in effect are stated in the assignment.
                             Additional limitations may exist for
                             certificates issued under provisions of the Internal Revenue Code.

                             An assignment will take place only when the Company has received Written Notice and recorded the change at the Principal Office. The Company will not be deemed to know of the assignment until it has received Written Notice. When recorded, the assignment will take effect as of the date it was signed. The assignment will be subject to payments made or actions taken by the Company before the change was recorded.

                             The Company will not be responsible for the validity of any assignment nor the extent of any assignee's interest. The interests of the Annuitant and the Beneficiary will be subject to any assignment.

ANNUITANT                    The Annuitant will be as shown on the
                             Specifications page unless changed in
                             accordance with the terms of this certificate.
                             Prior to the Annuity Date, an Annuitant may be replaced or added unless the Owner is a non-natural person. At all times there must be at least one Annuitant. If an Annuitant dies and a replacement is not named, the Owner will be considered to be the new Annuitant.

                             A change of Annuitant will take place only when the Company has received Written Notice and recorded the change at the Principal Office. The Company will not be deemed to know of the change of Annuitant until it has received Written Notice. When recorded, the change of Annuitant will take effect as of the date it was signed. The change of Annuitant will be subject to payments made or actions taken by the Company before the change was recorded.

BENEFICIARY                  The Beneficiary is as named on the
                             Specifications page unless subsequently
                             changed. The Owner may declare any Beneficiary to be revocable or irrevocable. A revocable
                             Beneficiary may be changed at any time prior to the Annuity Date and before the death of an Owner or after the Annuity Date and before the death of an Annuitant. An irrevocable
                             Beneficiary must consent in writing to any change. Unless otherwise indicated, the
                             Beneficiary will be revocable.

                             A Beneficiary change must be made in writing on a Beneficiary designation form and will be subject to the rights of any assignee of record. When the Company receives the form, the change will take place as of the date it was signed, even if the Owner or Annuitant dies after the form is signed but prior to the
                             Company's receipt of the form.   Any rights
                             created by the change will be subject to payments made or actions taken by the Company before the change was recorded.

                             All death benefits provided by this certificate will be divided equally among the surviving Beneficiaries of the same class, unless the Owner directs otherwise. If there is no surviving Beneficiary, the deceased Beneficiary's interest will pass to the Owner or the Owner's estate.

PROTECTION OF PROCEEDS       To the extent allowed by law, this certificate
                             and any payments made under it will be exempt from the claims of creditors. Neither the Annuitant nor the Beneficiary can assign, transfer, commute, anticipate or encumber the proceeds or payments unless given that right by the Owner.

                             PAYMENTS

INITIAL PAYMENT              The Initial Payment is shown on the
                             Specifications page.

ADDITIONAL PAYMENTS          Prior to the Annuity Date and while the
                             certificate is in force, the Owner may make additional payments of at least the Minimum
                             Additional Payment (see Specifications page).
                             Total payments made may not exceed $5,000,000 without the Company's consent.

NET PAYMENTS                 Each Net Payment is equal to the gross payment
                             less the amount of any applicable premium tax.
                             The Company reserves the right to deduct the amount of the premium tax from the Accumulated
                             Value at a later date rather than when the premium tax liability tax is first incurred by the Company. In no event will an amount be deducted for premium taxes before the Company has incurred a tax liability under applicable state law.

NET PAYMENT ALLOCATIONS      The initial Net Payment will be allocated as
                             shown on the Specifications page.   Additional
                             Net Payments will be allocated in the same proportion as the initial Net Payment, unless changed by the Owner.

                             The minimum amount that may be allocated to a Guarantee Period Account is shown on the Specifications page. If the Owner requests an allocation less than the minimum amount, the Company reserves the right to apply that amount to the Money Market Sub-Account.

                             VALUES

VALUE OF THE VARIABLE        The value of a Sub-Account on a Valuation Date
ACCOUNT                      is determined by multiplying the Accumulation
                             Units in that Sub-Account by the Accumulation
                             Unit Value as of the Valuation Date.

                             Accumulation Units are credited when an amount is allocated to a Sub-Account. The number of Accumulation Units credited equals that amount divided by the applicable Accumulation Unit Value as of the Valuation Date.

ACCUMULATION UNIT            The value of a Sub-Account Accumulation Unit as
VALUES                       of any Valuation Date is determined by
                             multiplying the value of an Accumulation
                             Unit for the preceding Valuation Date by the net investment factor for that Valuation Period.

NET INVESTMENT FACTOR         The net investment factor measures the
                             investment performance of a Sub-Account from one Valuation Period to the next. This factor is equal to 1.000000 plus the result from dividing (a) by (b) and subtracting (c) and (d) where:

                                 (a) is the investment income of a Sub-Account
                                     for the Valuation Period, including
                                     realized or unrealized capital gains and losses during the Valuation Period, adjusted for provisions made for taxes, if any;

                                 (b) is the value of that Sub-Account's assets
                                     at the beginning of the Valuation Period;

                                 (c) is the Mortality and Expense Risk Charge
                                     (see Specifications page); and

                                 (d) is the Administrative Charge (see
                                     Specifications page).

                             The Company assumes the risk that its actual mortality experience and expenses may exceed the amounts provided under the certificate.
                             The Company guarantees that the charge for mortality and expense risks and the administrative charge will not be increased. Subject to applicable state and federal laws, these charges may be decreased or the method used to determine the net investment factor may be changed.

VALUE OF THE FIXED ACCOUNT   Amounts allocated to the Fixed Account are
                             credited interest at rates periodically set by the Company. The Company guarantees that the rate of interest in effect when an amount is allocated to the Fixed Account will remain in effect for that amount for one year.
                             Thereafter, the rate of interest for that amount will be the Company's current interest rate, but no less than the Minimum Fixed
                             Account Guaranteed Interest Rate (see
                             Specifications page).

                             The value of the Fixed Account on any date is the sum of amounts allocated to the Fixed Account plus interest compounded and credited daily at the rates applicable to those amounts. The value of the Fixed Account will be at least equal to the minimum required by law in the state in which this certificate is delivered.

VALUE OF THE GUARANTEE       A Guarantee Period Account will be established
PERIOD ACCOUNTS              on the date a Net Payment or transfer is
                             allocated to a specific Guarantee Period.
                             Amounts allocated to the same Guarantee Period on the same day will be treated as one
                             Guarantee Period Account. The interest rate in effect when an amount is allocated to a Guarantee Period is guaranteed for the duration of the Guarantee Period. Additional amounts allocated to Guarantee Periods of the same or different durations will result in additional
                             Guarantee Period Accounts, each with its own
                             Guaranteed Interest Rate and expiration date.
                             Expiration dates for Guarantee Period Accounts will be shown on the payment confirmations and on annual reports sent to the Owner.

                             The value of a Guarantee Period Account on any date is the sum of the amounts allocated to that Guarantee Period Account plus interest compounded and credited daily at the rate applicable to that amount.

GUARANTEED INTEREST RATES    The Company will periodically set Guaranteed
                             Interest Rates for each available Guarantee
                             Period. These rates will be guaranteed for the duration of the respective Guarantee Periods.
                             A Guaranteed Interest Rate will never be less than the Minimum Guarantee Period Account
                             Interest Rate (see Specifications page.)

RENEWAL GUARANTEE RATES      At least 45 days (but not more than 75 days)
                             prior to the end of a Guarantee Period, the Company will notify the Owner in writing of the expiration of that Guarantee Period and of the right to reallocate and/or withdraw amounts without any Market Value Adjustment on the day following the expiration date. Following receipt of the Guarantee Period Account expiration notice, the Owner may submit a written request to withdraw the monies in the account and/or to transfer amounts to the Sub-Accounts, the Fixed Account and/or to a new
                             Guarantee Period Account of any duration then offered by the Company. Guaranteed Interest
                             Rates corresponding to the available Guarantee
                             Periods may be higher or lower than the
                             previous Guaranteed Interest Rate. The Owner's reallocation/withdrawal request must clearly indicate that the effective date of the request is to be the date following the Guarantee
                             Period Account's expiration date. If the Owner's reallocation/withdrawal request is not received at the Principal Office by the expiration date of a Guarantee Period Account, the day following the expiration date the Guarantee Period Account value will be automatically applied to a new Guarantee Period
                             Account with the same duration as the expired
                             Guarantee Period Account unless:

                                    (a) less than the Minimum Guarantee
                                        Period Account Allocation (see
                                        Specifications page) remains in the
                                        Guarantee Period Account on its
                                        expiration date;  or

                                    (b) the Guarantee Period would extend
                                        beyond the Annuity Date or is no
                                        longer available.

                             In such cases, the Guarantee Period Account value will be transferred to the Money Market Sub-Account. If however, a reallocation/withdrawal request for the prior Guarantee Period Account is received within 10 days of the renewal date, the Company will transfer and/or withdraw the payment as requested without applying a Market Value Adjustment.

CERTIFICATE FEE              The Company will deduct a certificate fee (see
                             Specifications page) Pro Rata on each
                             certificate anniversary prior to the Annuity
                             Date and when the certificate is surrendered.

                             TRANSFERS

                             Prior to the Annuity Date, the Owner may transfer amounts among accounts by Written request to the Principal Office. Transfers to a Guarantee Period Account must be at least equal to the Minimum Guarantee Period Account Allocation Amount (see Specifications page).
                             If the Owner requests the transfer of a smaller amount to the Guarantee Period Account, the Company may transfer that amount to the Money Market Sub-Account.

                             Any transfer from a Guarantee Period Account prior to the end of its Guarantee Period will be subject to a Market Value Adjustment. In the case of a partial transfer from a Guarantee Period Account, the Market Value Adjustment will be applied to the value remaining in the account.

                             There is no charge for the first twelve
                             transfers per certificate year. A transfer charge of up to $25 may be imposed on each additional transfer.

                             The Company reserves the right to establish and impose reasonable rules restricting transfers. All transfers are subject to the Company's consent.

                             Prior to the Annuity Date, the Owner may request automatic transfers (Dollar Cost Averaging) of at least $100 on a periodic basis to one or more Sub-Accounts from one of the following source accounts -- (1) the Fixed Account; (2) the Money Market Sub-Account or
                             (3) any additional Sub-Accounts that the
                             Company may offer under its then current rules.
                              Automatic transfers may not be made into the
                             Fixed Account, Guarantee Period Account or into
                             an account that is also used as the source account.

                             Automatic transfers may be made on a monthly, bi-monthly, quarterly, semi-annual or annual basis. The first automatic transfer out of the source account will be treated as one transfer for the purpose of the transfers provision regardless of how many Sub-Accounts are involved. Any subsequent automatic transfers that are made while this arrangement is in effect during the certificate year will never be treated as a transfer without charge. (The Company reserves the right to limit the number of Sub-Accounts that may be utilized for automatic transfers and to discontinue the arrangement at any time upon advance written notice to the Owner). If an automatic transfer would reduce the balance in the source fund to less than $100, the entire balance will be transferred proportionately to the chosen Sub-Account(s). Automatic transfers will continue unless the amount in the source fund on the date an automatic transfer is to occur is zero or until the Owner's request to terminate the arrangement is received at the Principal Office.

                             Prior to the Annuity Date, the Owner may request automatic rebalancing (Automatic Account Rebalancing) of Sub-Account allocations to be made at least as frequently as monthly, quarterly, semi-annually or annually. The Owner will designate the percentage allocation for amounts invested in each of the Sub-Accounts chosen. On the periodic transfer dates specified by the Owner, the Company will review the percentage allocation in the various Sub-Accounts and, as necessary, transfer funds in order to reestablish the original designated percentage allocation mix. If the amount necessary to reestablish the designated mix on any transfer date is less than $100, no transfer will be made. The first rebalancing transfer will count as a transfer for purposes of the transfer provision. The arrangement will terminate when the Owner's request is received at the Principal Office. (The Company reserves the right to limit the number of Sub-Accounts that may be utilized for automatic rebalancing and to discontinue the arrangement upon advance written notice to the Owner.)

                             WITHDRAWAL AND SURRENDER

                             Prior to the Annuity Date, the Owner may, by Written Request, withdraw a part of the Accumulated Value or surrender this certificate for its Surrender Value.

                             Any withdrawal must be at least the Minimum
                             Withdrawal Amount (see Specifications page).
                             The Written Request must indicate the dollar amount to be paid and the accounts from which it is to be withdrawn. A withdrawal from a Guarantee Period Account will be subject to a Market Value Adjustment. The Market Value Adjustment will be applied to the value remaining in the Guarantee Period Account.

                             The Owner may elect an automatic schedule of withdrawals (systematic withdrawals) from amounts in the Sub-Accounts and/or the Fixed Account on a monthly, bimonthly, quarterly, semi-annual or annual basis. Systematic withdrawals from Guarantee Period Accounts are not available. The amount of each automatic withdrawal must meet the minimum withdrawal requirements discussed in the paragraph above and will be subject to any applicable withdrawal charges. If elected prior to the certificate's issue date, the Owner must designate in writing the specific dollar amount of each withdrawal and the percentage of this amount which should be taken from each designated Sub-Account and/or the Fixed Account. Systematic withdrawals will not begin before the 16th day following the issue date. If elected after the issue date, the Owner may elect by Written Request a specific dollar amount and the percentage of this amount to be taken from each designated Sub-Account and/or the Fixed Account or the Owner may elect to withdraw a specific percentage of the Accumulated Value calculated as of the withdrawal dates and may designate the percentage of this amount which should be taken from each account. The first withdrawal will take place on the date the Written Request is received at the Principal Office or, if later, on a date specified by the Owner.

                             Systematic withdrawals will automatically cease on the Annuity Date. The Owner may change or terminate systematic withdrawals by Written Request to the Principal Office only.

                             When surrendered, this certificate terminates and the Company has no further liability under it. The Surrender Value will be based on the Accumulated Value on the Valuation Date.

                             Amounts taken from the Variable Account will be paid within 7 days of the date a Written Request is received except that the Company reserves the right to defer surrenders and partial redemptions of amounts in the Variable Account during any period when (1) trading on the New York Stock Exchange is restricted as determined by the Securities and Exchange Commission or the Exchange is closed for other than weekends and holidays, (2) the Securities and Exchange Commission by order has permitted such a suspension, or (3) an emergency exists as determined by the Securities and Exchange Commission such that disposal of portfolio securities or valuation of assets of the Separate Account is not reasonably practicable.

                             Amounts taken from the Fixed Account or the Guarantee Period Accounts will normally be paid within 7 days of receipt of a Written Request. The Company may defer payment for up to six months from the receipt date. If deferred for 30 days or more, the amount payable will be credited interest at the rate(s) then being credited by the Company. However, no interest will be paid if it is less than $25 or the delay is pursuant to New York law.

MARKET VALUE ADJUSTMENT      A transfer, withdrawal or surrender from a
                             Guarantee Period Account after the expiration of its Guarantee Period will not be subject to a Market Value Adjustment. A Market Value
                             Adjustment will apply to all other transfers or withdrawals, or to a surrender. Amounts applied under an annuity option are treated as withdrawals when calculating the Market Value
                             Adjustment. The Market Value Adjustment will be determined by multiplying the amount taken from each Guarantee Period Account by the market value factor. The market value factor for each Guarantee Period Account is equal to:

                                          (1+i)/(1+j)n/365 -1

                             where:

                                  i - is the Guaranteed Interest Rate expressed as a decimal (for example: 3% = 0.03) being credited to the current Guarantee Period;

                                  j - is the new Guaranteed Interest Rate, expressed as a decimal, for a Guarantee Period with a duration equal to the number of years remaining in the current Guarantee Period, rounded to the next higher number of whole years. If that rate is not available, the Company will use a suitable rate or index allowed by the Department of Insurance; and

                                  n - is the number of days remaining from the Effective Valuation Date to the end of the current Guarantee Period.

                             If the Guaranteed Interest Rate being credited is lower than the current Guaranteed Interest Rate, the Market Value Adjustment will decrease the Guarantee Period Account value. Similarly, if the Guaranteed Interest Rate being credited is higher than the new Guaranteed Interest Rate, the Market Value Adjustment will increase the Guarantee Period Account value. The Market Value Adjustment will never result in a change to the Guarantee Period Account value more than the interest earned in excess of the Minimum Guarantee Period Account Interest Rate (see Specifications page) compounded annually from the beginning of the current Guarantee Period.

                             DEATH BENEFIT

                             At the death of an Owner prior to the Annuity Date, the Company will pay to the Beneficiary a death benefit determined as of the Valuation Date upon receipt at the Principal Office of proof of death. If the Owner is a non-natural person, then a death benefit is paid on the death of an Annuitant prior to the Annuity Date.

OWNER'S DEATH BENEFIT        If an Owner dies before the Annuity Date, the death
                             benefit will be the greater of:

                                 (a) the Accumulated Value increased by any
                                     positive Market Value Adjustment; or

                                 (b) the sum of the gross payments made under
                                     this contract reduced proportionately to reflect all partial withdrawals. For each withdrawal, the proportionate reduction is calculated as the death benefit under this option immediately prior to the withdrawal multiplied by the withdrawal amount and divided by the Accumulated Value immediately prior to the withdrawal.

PAYMENT OF THE DEATH BENEFIT The death benefit will be paid to the
                             Beneficiary within 7 days of the Effective
                             Valuation Date unless the Owner has specified a death benefit annuity option. Instead, the Beneficiary may, by Written Request, elect to:

                                 (a) defer distribution of the death benefit
                                     for a period no more than 5 years from
                                     the date of death; or

                                 (b) receive a life annuity or an annuity for a
                                     period certain not extending beyond the
                                     Beneficiary's life expectancy.  Annuity
                                     benefit payments must begin within one year from the date of death.

                             If distribution of the death benefit is
                             deferred under (a) or (b), any value in
                             Guarantee Period Accounts will be transferred to the Money Market Sub-Account. The excess, if any, of the death benefit over the Accumulated Value will also be transferred to the Money Market Sub-Account. The Beneficiary may, by Written Request, effect transfers and withdrawals, but may not make additional payments. If there are multiple Beneficiaries, the consent of all is required.

                             If the sole Beneficiary is the deceased Owner's spouse, the Beneficiary may, by Written Request, continue the certificate and become the new Owner and Annuitant subject to the following:

                                 (a) any value in the Guarantee Period Accounts
                                     will be transferred to the Money Market
                                     Sub-Account;

                                 (b) the excess, if any, of the death benefit
                                     over the certificate's Accumulated Value will also be added to the Money Market Sub-Account;

                                 (c) additional payments may be made; and

                                 (d) any subsequent spouse of the new Owner, if
                                     named as the Beneficiary, may not continue the certificate.

                             ANNUITY BENEFIT

ANNUITY OPTIONS              Annuity options are available on a fixed, variable
                             or combination fixed and variable basis. The annuity options described below or any alternative option offered by the Company may be chosen. If no option is chosen, monthly benefit payments under a variable life annuity with payments guaranteed for 10 years will be made.

                             The Owner may also elect to have the death benefit applied under a life annuity or a period certain annuity not extending beyond the Beneficiary's life expectancy. Such an election may not be altered by the Beneficiary.

                             Fixed annuity options are funded through the Fixed Account. Variable annuity options may be funded through one or more of the Sub-Accounts. Not all Sub-Accounts may be made available.

ANNUITY BENEFIT PAYMENTS     Annuity benefit payments may be received on a
                             monthly, quarterly, semiannual or annual basis. If the first payment would be less than the Minimum Annuity Benefit Payment (see
                             Specifications page), a single payment will be made instead. Satisfactory proof of the date of birth of the Annuitant or Beneficiary, whichever it applicable, must be received at the Principal Office before life annuity benefit payments begin. Where a life annuity option has been elected, the Company may require satisfactory proof that the Annuitant or Beneficiary, whichever is applicable, is alive before any payment is made.

PAYMENT OF ANNUITY           If an Owner, who is not also an Annuitant, dies on
BENEFIT PAYMENTS UPON        or after the Annuity Date, any  remaining
OWNER DEATH                  annuity benefit payments continue in accordance
                             with the terms of the annuity option selected.
                             Upon the death of the Owner, the Beneficiary becomes the Owner of the certificate.

ANNUITY VALUE                The amount of the first annuity benefit payment
                             under all available options except period certain options will depend on the age of the Annuitant and/or Beneficiary on the Annuity
                             Date and the annuity value applied. Period certain options are based on the duration of payments and the annuity value.

                             For life annuity options and non-commutable period certain options with a duration of 6 years or more, the annuity value will be the Accumulated Value, including any applicable Market Value Adjustment less any applicable premium tax. For commutable period certain options or any period certain option less than 6 years, the annuity value will be the Surrender Value less any applicable premium tax. For a death benefit annuity, the annuity value will be the amount of the death benefit. The annuity value applied under a variable annuity option is based on the Accumulation Unit Value on a Valuation Date not more than four weeks, uniformly applied, before the Annuity Date.

ANNUITY UNIT VALUES          A Sub-Account Annuity Unit value on any Valuation
                             Date is equal to its value on the preceding
                             Valuation Date multiplied by the product of:

                                 (a) a discount factor equivalent to the
                                     assumed interest rate calculated on a
                                     daily basis; and

                                 (b) the net investment factor of the
                                     Sub-Account funding the annuity benefit
                                     payments for the applicable Valuation
                                     Period.

                             The value of an Annuity Unit as of any date other than a Valuation Date is equal to its value as of the preceding Valuation Date.

                             Each variable annuity benefit payment is equal to the number of Annuity Units multiplied by the applicable value of an Annuity Unit, except that under a Joint and Two-Thirds Option, payments after the first death are based on two-thirds the number of Annuity Units that applied when both individuals on whose lives the payments were based were living. Variable annuity benefit payments will increase or decrease with the value of annuity units. The Company guarantees that the amount of each variable annuity benefit payment will not be affected by changes in mortality and expense experience.

NUMBER OF ANNUITY UNITS      The number of Annuity Units determining the benefit
                             payable is equal to the amount of the first annuity benefit payment divided by the value of the Annuity Unit as of the Valuation Date used to calculate the amount of the first payment.
                             Once annuity benefit payments begin, the number of Annuity Units will not change unless a split is made.

ANNUITY BENEFIT PAYMENT      VARIABLE OR FIXED LIFE ANNUITY WITH PAYMENTS
OPTIONS                      GUARANTEED FOR 10 YEARS:  Periodic annuity
                             benefit payments during the Annuitant's life.
                             If the Annuitant dies before all guaranteed payments have been made, the remaining guaranteed payments will continue to the Owner.

                             VARIABLE OR FIXED LIFE ANNUITY: Periodic annuity benefit payments during the Annuitant's life.

                             UNIT REFUND VARIABLE OR FIXED LIFE ANNUITY:
                             Periodic annuity benefit payments
                             during the Annuitant's life. If the Annuitant dies and the annuity value initially applied to purchase the option, divided by the first payment, exceeds the number of payments made before the Annuitant's death, payments will continue to the Owner until the number of payments equals the Annuity Value divided by the first payment.

                             JOINT AND SURVIVOR VARIABLE OR FIXED LIFE
                             ANNUITY: Periodic annuity benefit payments during the joint lifetime of the Annuitant and another individual (i.e. the Beneficiary or a Joint Annuitant) with payments continuing during the lifetime of the survivor.

                             JOINT AND TWO-THIRDS SURVIVOR VARIABLE OR FIXED
                             LIFE ANNUITY:   Periodic annuity benefit
                             payments during the joint lifetime of the Annuitant and one other individual (i.e. the Beneficiary or a joint Annuitant) with payments continuing during the lifetime of the survivor at two-thirds the amount payable when both individuals were living.

                             VARIABLE OR FIXED ANNUITY FOR A PERIOD CERTAIN:
                             Periodic annuity benefit payments for a chosen number of years. The number of years selected may be from 1 to 30. If the payee dies before the end of the period, remaining payments will continue to the Owner.

ANNUITY TABLES               The first annuity benefit payment will be based on
                             the greater of the guaranteed annuity rates shown in the following tables or the Company's non-guaranteed current annuity option rates applicable to this class of certificates.
                             Second and subsequent annuity benefit payments, when based on the investment experience of the Variable Account, may increase or decrease.

                      ANNUITY OPTION TABLES

              FIRST MONTHLY ANNUITY BENEFIT PAYMENT
             FOR EACH $1,000 OF ANNUITY VALUE APPLIED


   Age        Life Annuity with
 Nearest     Payments Guaranteed      Life      Unit Refund
Birthday       for 10 Years         Annuity     Life Annuity

50                 4.20              4.22          4.12

51                 4.26              4.28          4.17
52                 4.32              4.35          4.23
53                 4.38              4.42          4.29
54                 4.45              4.49          4.35
55                 4.53              4.57          4.41

56                 4.60              4.65          4.48
57                 4.68              4.73          4.55
58                 4.77              4.83          4.63
59                 4.86              4.92          4.71
60                 4.95              5.03          4.79

61                 5.05              5.14          4.88
62                 5.16              5.26          4.97
63                 5.27              5.38          5.07
64                 5.39              5.52          5.17
65                 5.51              5.66          5.28

66                 5.64              5.82          5.39
67                 5.78              5.98          5.51
68                 5.92              6.16          5.64
69                 6.07              6.35          5.78
70                 6.23              6.56          5.92

71                 6.39              6.77          6.07
72                 6.56              7.01          6.23
73                 6.73              7.26          6.40
74                 6.91              7.54          6.57
75                 7.09              7.83          6.76


 These tables are based on an annual interest rate of 3 1/2% and the Annuity 2000 Mortality Table.

          FIRST MONTHLY ANNUITY BENEFIT PAYMENT
        FOR EACH $1,000 OF ANNUITY VALUE APPLIED


           Joint and Survivor Life Annuity
                   Older Age


           50     55      60       65      70     75     80

Y  50     3.82   3.90    3.96     4.01   4.05   4.08    4.09
O
U  55            4.06    4.16     4.25   4.32   4.36    4.39
N
G  60                    4.38     4.52   4.64   4.72    4.78
E
R  65                             4.82   5.01   5.17    5.28

   70                                    5.42   5.69    5.91
A
G  75                                           6.28    6.67
E
   80                                                   7.52


        Joint and Two-Thirds Survivor Life  Annuity
                       Older Age

         50     55      60      65     70    75      80

Y  50   4.09   4.23    4.38    4.55   4.74   4.93    5.13
O
U  55          4.40    4.58    4.78   5.00   5.22    5.45
N
G  60                  4.81    5.05   5.31   5.58    5.86
E
R  65                          5.37   5.70   6.04    6.38

A  70                                 6.16   6.59    7.04
G
E  75                                        7.27    7.87

   80                                                8.86


 These tables are based on an annual interest rate of 3 1/2% and the Annuity 2000 Mortality Table.

             FIRST MONTHLY ANNUITY BENEFIT PAYMENT
            FOR EACH $1,000 OF ANNUITY VALUE APPLIED

                 Variable or Fixed                         Variable or Fixed
Number of          Annuity for a          Number of           Annuity for a
 Years            Period Certain            Years             Period Certain

  1                   84.65                  16                  6.76
  2                   43.05                  17                  6.47
  3                   29.19                  18                  6.20
  4                   22.27                  19                  5.97
  5                   18.12                  20                  5.75

  6                   15.35                  21                  5.56
  7                   13.38                  22                  5.39
  8                   11.90                  23                  5.24
  9                   10.75                  24                  5.09
  10                   9.83                  25                  4.96

  11                   9.09                  26                  4.84
  12                   8.46                  27                  4.73
  13                   7.94                  28                  4.63
  14                   7.49                  29                  4.53
  15                   7.10                  30                  4.45

        These tables are based on an annual interest rate of 3 1/2% and the Annuity 2000 Mortality Table.

GENERAL PROVISIONS

ENTIRE CONTRACT              The entire contract consists of this certificate,
                             any application attached at issue and any endorsements. All statements made by the Owner shall be deemed representations and not warranties and no such statements shall be used in any contest unless it is contained in a written signed application nor, if such statement was made by an Owner unless a copy of the application containing such statement is, or has been, furnished to such Owner or to his or her Beneficiary. This Certificate is delivered in and governed by the laws of New
                             York.  At issue, this Certificate is
                             incorporated into and becomes a part of the Company's Group Variable Annuity Contract No.
                             3027.

MISSTATEMENT OF AGE          If the age of an individual is misstated, the
                             Company will adjust all benefits payable to that which would be available at the correct age. Any under payments already made by the Company will be paid immediately. Any overpayments will be deducted from future annuity benefits. Any overpayments or underpayments will be charged or credited with interest, as applicable, at a rate of 6%.

MODIFICATIONS                Only the President, a Vice President or Secretary
                             of the Company may modify or waive any
                             provisions of this certificate. Agents or Brokers are not authorized to do so.
                             Modifications will be effected by written endorsement signed by the appropriate officer(s).

INCONTESTABILITY             The Company cannot contest this certificate after
                             it has been in force for more than two years from the date of issue.

CHANGE OF ANNUITY DATE       The Owner may change the Annuity Date by Written
                             Request at any time after the certificate has been issued. The request must be received at the Principal Office at least one month before the new Annuity Date. The new Annuity Date must be the first of any month prior to the Maximum Alternative Annuity Date shown on the
                             Specifications page.

MINIMUMS All values, benefits or settlement options available under this certificate equal or exceed those required by the state in which the certificate is delivered.

ANNUAL REPORT                The Company will furnish an annual report to the
                             Owner containing a statement of the number and value of Accumulation Units credited to the Sub-Accounts, the value of the Fixed Account and the Guarantee Period Accounts and any other information required by applicable law, rules and regulations.

ADDITION, DELETION, OR       The Company reserves the right, subject to
SUBSTITUTION OF              compliance with applicable law and prior
INVESTMENTS                  approval of the Superintendent of Insurance, to
                             add to, delete from, or substitute for the shares of a Fund that are held by the Sub-Accounts or that the Sub-Accounts may purchase. The Company also reserves the right to eliminate the shares of any Fund no longer available for investment or if the Company believes further investment in the Fund is no longer appropriate for the purposes of the Sub-Accounts.

                             The Company will not substitute shares
                             attributable to any interest in a Sub-Account without notice to the Owner and prior approval of the Securities and Exchange Commission as required by the Investment Company Act of 1940.
                              This will not prevent the Variable Account
                             from purchasing other securities for other series or classes of certificates, or from permitting a conversion between series or classes of certificates on the basis of requests made by Owners.

                             The Company reserves the right, subject to compliance with applicable laws, to establish additional Separate Accounts, Guarantee Period Accounts and Sub-Accounts and to make them available to any class or series of certificates as the Company considers appropriate. Each new Separate Account or Sub-Account will invest in a new investment company, or in shares of another open-end investment company, or such other investments as may be permitted under applicable law. The Company also reserves the right to eliminate or combine existing Sub-Accounts and to transfer the assets of any Sub-Accounts to any other Sub-Accounts. In the event of any substitution or change, the Company may, by appropriate notice, make such changes in this and other certificates as may be necessary or appropriate to reflect the substitution or change. If the Company considers it to be in the best interests of certificate Owners, the Variable Account or any Sub-Account may be operated as a management company under the Investment Company Act of 1940 or in any other form permitted by law, or may be de-registered under that Act in the event registration is no longer required, or may be combined with other accounts of the Company.

                             No material changes in the investment policy of the Variable Sub-Account or any Sub-Accounts will be made without approval pursuant to the applicable insurance laws of the state of New York.

CHANGES IN LAW               The Company reserves the right to make any changes
                             to provisions of the certificate to comply with, or give Owners the benefit of, any federal or state statute, rule, or regulation.

CHANGE OF NAME               Subject to compliance with applicable law, the
                             Company reserves the right to change the names of the Variable Account or the Sub-Accounts.

FEDERAL TAX                  The Variable Account is not currently subject to
CONSIDERATIONS               tax, but the Company reserves the right to
                             assess a charge for taxes if the Variable
                             Account becomes subject to tax, subject to prior notification to the Superintendent of Insurance.

SPLITTING OF UNITS           The Company reserves the right to split the value
                             of a unit, either to increase or decrease the number of units. Any splitting of units will have no material effect on the benefits, provisions or investment return of this certificate or upon the Owner, the Annuitant, any Beneficiary, or the Company.

INSULATION OF SEPARATE       The investment performance of Separate Account
ACCOUNT                      assets is determined separately from the other
                             assets of the Company.  The assets of a
                             Separate Account equal to the reserves and liabilities of the certificates supported by the account will not be charged with liabilities from any other business that the Company may conduct.

              Flexible Payment Deferred Variable and Fixed Annuity
                  Annuity Benefits Payable on the Annuity Date
    Death Benefit Payable to Beneficiary if Owner Dies prior to Annuity Date
                                Non-Participating

              FIRST ALLMERICA FINANCIAL LIFE INSURANCE COMPANY

                          ENHANCED DEATH BENEFIT RIDER

This Rider is part of the certificate to which it is attached and is effective on the Date of Issue of the certificate.

BENEFIT - The "Owner's Death Benefit" provision on page 12 of the certificate is replaced by the following:

I. If an Owner dies before the Annuity Date and before the oldest Owner's [90th] birthday, the death benefit will be the greater of:

    (a) the Accumulated Value increased by any positive Market Value
        Adjustment;

    (b) gross payments reduced proportionately to reflect withdrawals (for each withdrawal, the proportionate reduction is calculated as the death benefit amount immediately prior to the withdrawal multiplied by the withdrawal amount and divided by the Accumulated Value immediately prior to the withdrawal); or

    (c) The highest Accumulated Value on any prior contract anniversary as determined after positive adjustments have been made for any positive Market Value Adjustment and subsequent payments and negative adjustments have been made for subsequent withdrawals.

II. If an Owner dies before the Annuity Date but after the oldest Owner's [90th] birthday, the death benefit will be the greater of:

    (a) the Accumulated Value increased by any positive Market Value
        Adjustment or

    (b) the death benefit, as calculated under Section I, that would have been payable on the contract anniversary prior to the oldest Owner's [90th] birthday, increased for subsequent payments and reduced proportionately for subsequent withdrawals.

CHARGE - The Company will assess a monthly rider charge which will be deducted Pro Rata on the last day of each month and on the date the Rider terminates. The charge will be equal to the Accumulated Value on that date multiplied by 1/12th of the Enhanced Death Benefit Annual Percentage Rate shown on the Specifications Page.

TERMINATION - This Rider will terminate on the earliest of the following:
    -the Annuity Date;
    -payment of the death benefit;
    -surrender of the certificate; or
    -receipt of the Owner's Written Request to terminate the Rider.



                      Signed for the Company at Dover, Delaware


                                              /s/ Abigail M. Armstrong
    -------------------                           --------------------
    President                                     Secretary